Exhibit 99.1

ASCENA RETAIL GROUP ANNOUNCES APPOINTMENTS TO BOARD OF DIRECTORS

MAHWAH, NJ-JUNE 8, 2017—ascena retail group, inc. (NASDAQ:ASNA), today announced that, after an extensive search, Marc Lasry and Stacey Rauch have been appointed as members of ascena’s Board of Directors, effective immediately.

MARC LASRY re-joins the Board, having previously served as a member of the Board from February 2004 until October 2006. Since 1995, Mr. Lasry has served as Chairman, Chief Executive Officer and Co-Founder of Avenue Capital Group, a global investment firm that focuses on private and public debt, equity and real estate markets in the U.S., Europe and Asia. Mr. Lasry is currently a member of the Council on Foreign Relations and has served on the boards of advisors or directors of both for-profit and not-for-profit public and private companies.

“Mr. Lasry brings a macro perspective of the business environment and tremendous depth and experience with capital allocation strategies. Marc’s insight, enhanced by his prior experience with the company, will undoubtedly add significant value,” said Kate Buggeln who leads the board’s Leadership and Corporate Governance Committee.

STACEY RAUCH joins the Board with extensive experience in retail, strategy, marketing, merchandising, global expansion and multi-channel management. Ms. Rauch is a Director Emeritus of McKinsey and Company (“McKinsey”) where she was a leader in McKinsey’s Retail and Consumer Goods Practices, served as the head of the North American Retail and Apparel Practice, and acted as the Global Retail Practice Convener. A 24 year veteran of McKinsey, Ms. Rauch led engagements for a wide range of retailers, apparel wholesalers, and consumer goods manufacturers in the US and internationally. Ms. Rauch also has noteworthy board experience, including her former membership on the ANN INC. board and her current roles as non-executive Chairman of the board of directors of Fiesta Restaurant Group, Inc. and non-executive director of Land Securities, PLC, the UK’s largest commercial property company, where she sits on its Audit and Nomination Committees.

“We selected Ms. Rauch to serve as a director based on her extensive experience across business, strategy, marketing, merchandising and operations in the retail, consumer and apparel sectors. Stacey brings an invaluable strategic perspective of the changing consumer environment that we will leverage as ascena continues its evolution,” said Ms. Buggeln.

“Both Stacey and Marc bring tremendous experience to ascena,” said David Jaffe, Chairman, President and Chief Executive Officer of the ascena retail group. “Their collective expertise will be an excellent complement to our Board and we look forward to working with both of them as we continue to grow ascena in this highly competitive marketplace.”

About ascena retail group, inc.

ascena retail group, inc. (NASDAQ: ASNA) is a leading national specialty retailer offering apparel, shoes, and accessories for women under the Premium Fashion segment (Ann Taylor, LOFT, and Lou & Grey), Value Fashion segment (maurices and dressbarn), Plus Fashion segment (Lane Bryant and Catherines), and for tween girls under the Kids Fashion segment (Justice). ascena retail group, inc. operates ecommerce websites and over 4,800 stores throughout the United States, Canada and Puerto Rico.

For more information about ascena retail group, inc. visit: ascenaretail.com, AnnTaylor.com, LOFT.com, louandgrey.com, maurices.com, dressbarn.com, lanebryant.com, cacique.com, Catherines.com, and shopjustice.com.

CONTACT:

For Investors:	For Media:
ICR, Inc.	ascena retail group, inc.
James Palczynski, Partner	Sue Ross, EVP, ascena Corporate Affairs
203-682-8229	218-491-2110/sue.ross@ascenaretail.com